UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2021 (March 30, 2021)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal St., Suite 1400 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

303-301-3271

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	GOGO	NASDAQ Global Select Market
Preferred stock purchase rights	GOGO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Exchange Agreement

On April 1, 2021, Gogo Inc. (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with an affiliate of funds managed by GTCR LLC (“GTCR”), pursuant to which GTCR agreed to exchange $105,726,000 aggregate principal amount of the Company’s 6.00% Convertible Senior Notes due 2022 (the “Convertible Notes”) beneficially owned by GTCR for 19,064,529 shares (the “Exchange Shares”) of the Company’s common stock (the “common stock”) (such transaction, the “Exchange”). The Exchange is expected to close by mid-April 2021, subject to the satisfaction of the closing conditions set forth in the Exchange Agreement, including, among others, (i) the absence of any statute, law, rule, regulation, judgment, order, decree or injunction which prohibits or prevents the closing of the Exchange, (ii) one director designated by GTCR having been appointed to, and remaining a member of, the Company’s board of directors (the “Board”), (iii) the representations and warranties of the parties to the Exchange Agreement continue to be true and correct in all but de minimis respects, (iv) the assignment to the Company of certain specified corporate debt ratings, and (v) that the Commitment Letter has not been terminated, modified or amended.

Pursuant to the terms of the Exchange Agreement, following the closing of the Exchange, GTCR will have the ongoing right to designate one director for election to the Board and to have one Board observer attend meetings of the Board, each until GTCR ceases to own at least 40% of the shares of common stock held by GTCR immediately following consummation of the transactions contemplated by the Exchange Agreement (the “Board Fall-Away Date”). In the event the director designated by GTCR is not elected at any meeting of our stockholders at which such director election is subject to a shareholder vote, the Board will take all actions necessary or appropriate to cause such board designee to be designated to and serve as a director on the Board, including by filling a vacancy, or increasing the number of directorships of the Board to create a vacancy that the Board will fill, with a GTCR designated nominee, provided that the Company has no obligation to appoint a particular designee if such individual has previously been nominated for election, but was not elected as a director at any meeting of our stockholders. Upon the Board Fall-Away Date, GTCR’s director designee would be required to tender his resignation from the Board, which resignation would be contingent upon the Board’s acceptance. Following such time as GTCR no longer has the right to have a director designee serve on the Board, it would no longer be entitled to a Board observer.

Upon closing of the Exchange, GTCR and the Company will enter into a registration rights agreement, a form of which is attached as Annex I to the Exchange Agreement (the “Registration Rights Agreement”), pursuant to which GTCR and its permitted transferees will be afforded customary demand and piggyback registration rights with respect to the shares of common stock held by GTCR as of the closing of the Exchange (including the Exchange Shares).

The foregoing descriptions of the Exchange Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Exchange Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

Commitment Letter

On March 31, 2021, the Company entered into a debt commitment letter (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch and Deutsche Bank AG New York Branch (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide senior secured credit facilities consisting of (i) a seven-year term loan facility (the “Term Facility”) in an aggregate amount of $725 million and (ii) a five-year revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Senior Secured Facilities”) in an aggregate amount of $100 million. The proceeds of the Term Facility will be used, together with cash on hand, (i) to repay all amounts outstanding under Gogo Intermediate Holdings, LLC’s (the “Borrower”) existing 9.875% secured notes (including any accrued and unpaid interest and any makewhole or other premiums on such notes) and to repay all amounts outstanding, and terminate all commitments, under the Borrower’s existing asset based revolving credit facility (including any accrued and unpaid interest and fees thereon) (collectively, the “Refinancing”), and (ii) to pay fees and expenses incurred in connection with the Refinancing and the Senior Secured Facilities (the “Transaction Costs”). The Revolving Facility will be available for working capital and general corporate purposes (including the repayment of the Convertible Notes and amounts outstanding under the Borrower’s existing asset based revolving credit facility of the Borrower and Transaction Costs) of the Company and its subsidiaries.

The funding of the Term Facility and the availability of the commitments under the Revolving Facility provided for in the Commitment Letter are contingent upon the satisfaction or waiver of certain conditions set forth in the Commitment Letter, including, without limitation, the execution and delivery of definitive documentation consistent with the Commitment Letter, the substantially concurrent consummation of the Refinancing, and the prior or substantially concurrent conversion of (or irrevocable commitment to convert) not less than $105 million of the Convertible Notes to equity. The Commitment Letter will terminate upon the earliest of the date that is 45 days after the Company’s acceptance thereof and the date of the initial funding under the Term Facility.

The foregoing description of the Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Commitment Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

Item 3.02.	Unregistered Sales of Equity Securities.

The Exchange Shares will be issued pursuant to the Exchange Agreement in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2021, Charles C. Townsend resigned as a member of the Board, effective March 30, 2020, for purposes of accommodating the appointment of Mark Anderson as a Class III director. Thereafter, the Board appointed Mr. Townsend to the Board as a Class I director to fill a pre-existing vacancy, effective immediately. Mr. Townsend will hold office until the Company’s 2023 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, incapacity, resignation or removal.

On March 30, 2021, the Board appointed Mark Anderson, a Managing Director of GTCR, to the Board to fill the Class IIII vacancy created by the resignation of Mr. Townsend, effective immediately. Mr. Anderson will hold office until the Company’s 2022 annual meeting or until his successor is duly elected and qualified or until his earlier death, incapacity, resignation or removal.

Mr. Townsend and Mr. Anderson, each as a non-employee director, will receive the director compensation described in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2020 (the “Proxy Statement”). The Company intends to enter into indemnification agreements with Mr. Townsend and Mr. Anderson, the form of which is an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2021, and is described in the Proxy Statement.

Item 8.01.	Other Events.

On April 1, 2021, Gogo Intermediate Holdings LLC, a direct wholly-owned subsidiary of the Company (“Intermediate Holdings”), and Gogo Finance Co. Inc., a direct wholly-owned subsidiary of Intermediate Holdings and an indirect wholly-owned subsidiary of the Company (together with Intermediate Holdings, the “Issuers”), elected to call for redemption in full all $975,000,000 aggregate principal amount outstanding of their 9.875% senior secured notes due 2024 (the “2024 Notes”) in accordance with the terms of the indenture governing the 2024 Notes. U.S. Bank National Association, the trustee for the 2024 Notes, delivered a notice of conditional full redemption to all registered holders of the 2024 Notes. The redemption is conditioned, among other things, upon the incurrence of indebtedness, pursuant to a new senior secured term loan and/or credit facility or from one or more other sources, in an amount satisfactory to the Issuers. The 2024 Notes will be redeemed on May 1, 2021, or such later date when the conditions set forth in the notice of conditional full redemption are so satisfied (the “Redemption Date”), at a redemption price equal to 104.938% of the principal amount of the 2024 Notes to be redeemed plus accrued and unpaid interest to (but not including) the Redemption Date.

On April 1, 2021, the Company issued a press release announcing its entry into the Exchange Agreement and its commencement of a refinancing process. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Gogo Inc., dated April 1, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Marguerite M. Elias
Marguerite M. Elias
Executive Vice President, General Counsel and Secretary

Date: April 1, 2021